Exhibit 99.1

PRESS RELEASE

PACKAGING CORPORATION OF AMERICA REPORTS STRONG DEMAND

Lake Forest, IL.  May 19, 2004 –  Packaging Corporation of America (NYSE: PKG) will report today at the Goldman Sachs 12th Annual Cyclicals and Specialty Materials Forum that its corrugated products demand remains very strong.  April shipments were up 9.3% compared to April 2003, and May orders are up 9.2% through the first nine of twenty workdays compared to May 2003.  Industry shipments were also strong in April, up 5.1% as reported by the Fibre Box Association.  As a result of this strong demand, the Company will also report that it has reduced containerboard sales in certain export markets in order to maintain adequate operating inventories for its corrugated products plants.

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $1.7 billion in 2003.  PCA operates four paper mills and 66 corrugated product plants in 25 states across the country.

Contact:  Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS:  (877) 454-2509
PCA Web Site:  www.packagingcorp.com